Exhibit 99.1

Ares Commercial Real Estate Corporation Adds New Borrowing Capacity to Support Further Growth

Amends Secured Term Loan to Increase Capacity, Reduce All-in Pricing and Extend Maturity

Increases Size of CNB Facility by $25.0 Million to $75.0 Million

NEW YORK — November 15, 2021 — Ares Commercial Real Estate Corporation (the "Company") (NYSE: ACRE) announced today that it has entered into an agreement to increase its existing Term Loan from $60.0 million to $150.0 million, reduce the all-in pricing from LIBOR plus 5.75% to an initial fixed rate of 4.50% and extend the initial maturity to November 2026.

In addition, the Company announced that it increased the size of its secured revolving facility with City National Bank (“CNB Facility”) from $50.0 million to $75.0 million. Collectively, the Term Loan and the CNB Facility will be used to fund new loan originations, increase the investment portfolio, and for other working capital and general corporate purposes.

“The increases in the Term Loan and the CNB Facility provide us with strategically important and attractive financing to support the growth in our investment activity and help us to achieve our target leverage levels and enhance our earnings,” said Bryan Donohoe, Chief Executive Officer of ACRE. “Utilizing the internal resources of our manager, we were able to execute both financing transactions directly, resulting in significant cost savings to ACRE.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the Company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The Company originates senior mortgage loans, as well as subordinate financings, mezzanine debt and preferred equity, with an emphasis on providing value added financing on a variety of properties located in liquid markets across the United States. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management Corporation. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

Forward-Looking Statements

Statements included herein, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, which relate to future events or the Company’s future performance or financial condition. Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Readers are cautioned not to put undue reliance on such forward-looking statements. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the risks described from time to time in its filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this press release and Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Investor Relations Contact:

Ares Commercial Real Estate Corporation
Carl Drake or Veronica Mendiola Mayer
(888) 818-5298
iracre@aresmgmt.com